Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The9 Limited of our report dated April 29, 2019 with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities, which was included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2018.

/s/ Grant Thornton

Shanghai, China

April 29, 2019